UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 4, 2006

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts  02142
(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:
(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Compensatory Arrangements of Certain Officers.

On December 4, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Genzyme Corporation (“Genzyme”) determined the 2007 base salaries, effective as of January 1, 2007, and the 2007 incentive bonus targets for Genzyme’s named executive officers, including the chief executive officer.

For each of the named executive officers, the bonus target includes both an individual performance component and a corporate performance component.  For the Chief Executive Officer, the individual performance component comprises 40% of the total target bonus, while the corporate performance component comprises 60% of the total target bonus.  For each of the other named executive officers, the individual performance component comprises approximately 22% of the total bonus target, while the corporate performance component comprises approximately 78% of the total bonus target.  The corporate performance component is payable based on the extent to which Genzyme achieves the operating income goals approved by the Board of Directors in connection with setting the 2007 annual budget.  The current corporate performance bonus formula allows for 100% payment when 100% of the target is met.  If the performance target is exceeded, for every 1% above the target, 2.5% is added to the bonus payment, up to a maximum of 150% payment for achievement of 120% or more of the target.  If the performance target is not met, for every 1% below the target, 1.5% is reduced from the bonus payment.  No corporate bonus is paid if less than 86% of the target is met.

The 2007 base salaries and incentive bonus targets for Genzyme’s named executive officers are listed in Exhibit 10.1, and are incorporated herein by reference.  Additional information regarding compensation of executive officers will be included in Genzyme’s proxy statement to be filed in connection with its Annual Meeting of Shareholders to be held in May 2007.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	2007 base salaries and incentive bonus targets for Genzyme’s named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: December 8, 2006	By:	/s/ Peter Wirth
Peter Wirth
Executive Vice President; Chief Legal Officer